EXHIBIT 2

December 22, 2011

General Atlantic Service Company, LLC
3 Pickwick Plaza
Greenwich, Connecticut  06830

Ladies and Gentlemen:

In connection with a possible purchase of all or a portion of the securities currently owned by Citi, StepStone or Energy Spectrum, as sponsors of the Company, as defined herein, (the “Transaction”)  involving C&J Energy Services Inc. (the “Company”),  the Company is furnishing General Atlantic Service Company, LLC (“General Atlantic” or “you”) with Information (as herein defined).  For purposes of this agreement, all information (written or otherwise) that is confidential, proprietary that has been furnished to you by or on behalf of the Company or any of its affiliates, together with all electronically stored analyses, compilations, memoranda, notes or any other documentation  prepared by you or your Representatives (as hereinafter defined) that is based on or reflects, in whole or in part, such information is herein referred to as “Information.” In consideration of the Company’s furnishing you with the Information, and in order to induce the Company to do so, the parties agree that:

1.           The Information will be kept confidential and shall not, without the Company’s prior written consent, be disclosed by you or the officers, directors, managers, employees, advisors, consultants and agents of General Atlantic or its subsidiaries (collectively, “Representatives”), in any manner whatsoever, in whole or in part, and shall not be used by you or your Representatives in any way other than for the purpose of evaluating the possibility of the Transaction.  Moreover, you agree to reveal the Information only to your Representatives who have a need to know the Information for the purpose of evaluating the Transaction and who shall agree to keep confidential the Information. You shall be responsible for any breach of this letter agreement by your Representatives.

2.           The Information including any Information which consists of materials prepared by you or your Representatives, will be destroyed or returned to us promptly upon our written request, provided that (i) you may destroy or return to us any of the Information prior to our request and (ii) you may retain copies of any of the Information to the extent required by law or regulation (including emails and their attachments in accordance with your email retention policy). Any Information so retained shall remain subject to the obligations contained in this letter agreement.

3.           This letter agreement shall be inoperative as to such portions of the Information which (i) was legally within your possession prior to it being furnished to you or your Representatives by or on behalf of the Company, (ii) are or become generally available to the public through no fault of or action by you or your Representatives  in violation of this letter agreement, (iii) become available to you or your Representatives on a non-confidential  basis from a source other than the Company or its Representatives, that you believe after reasonable inquiry was not prohibited from disclosing such portions to you by a contractual, legal or fiduciary obligation to the Company or (iv) are independently developed by you or your Representatives without the use of the Information and without violation of this Agreement.

4.           For a period of 18 months from the date of your signing of this Agreement, you, your subsidiaries or your affiliates who have received Information or become aware of the Transaction will not, directly or indirectly, without having been specifically requested to do so in writing by the Company’s board of directors:  (i) propose any business combination, acquisition or other extraordinary transaction involving the Company, its successors, its or their securities or any substantial part of its or their assets, or use the Confidential Information to acquire or agree to acquire any securities of the Company or any of its successors; (ii) acquire, offer to acquire, or agree to acquire, by purchase or otherwise, ownership of more than 1% of any class of voting securities of the Company other than the acquisition of securities contemplated  by the Transaction, (iii) acquire or agree, offer, seek, propose, announce or otherwise disclose your intention to acquire any derivative positions or contracts, whether or not cash-settled, based on the value of the securities of the Company or its successors or subsidiaries, (iv) seek or propose to influence or control, through a proxy  solicitation  or otherwise, the board of directors, management or policies of the Company or any of its successors; (v) make any public disclosure, or take any action, including requesting a waiver or modification of any provision of this paragraph, that could require the Company or any of its successors to make any public disclosure, with regard to any of the foregoing actions; or (vi) instigate, encourage or assist any third party (including forming a “group” with such third party) to do, or enter into any discussions or agreements with any third party with respect to any of the actions set forth in clauses (i) – (vi) above.  You represent and warrant to the Company that you do not beneficially own (beneficial ownership being defined for purposes of this Agreement as under section 13(d) of the Securities Exchange Act of 1934, as amended) more than 2% of any securities entitled to be voted generally in the election of directors of the Company, or any options or rights to acquire such securities.

5.           In addition, for a period of one year from the date of your signing this Agreement, you will not directly or indirectly solicit any employees of the Company with whom you had contact with or who otherwise became known to you in connection with your evaluation of the Transaction; provided, however, the foregoing shall not be deemed a restriction on you (on third party search firms on your behalf) from engaging in generalized solicitations of employment not targeted to employees of the Company, or from hiring respondents thereto.

6.           Neither the Company nor its respective Representatives makes any representation or warranty as to the accuracy or completeness of the Information. You will conduct your own independent investigation and analysis of the Transaction. Neither the Company nor its respective Representatives shall have any liability to you or your Representatives resulting from the use of the Information supplied by the Company or our respective Representatives.  Agreements (if any) with respect to such matters shall be set forth in a mutually agreed upon definitive agreement between the parties.

7.           In the event that you or anyone to whom you transmit the Information to pursuant to this letter agreement is requested or required to disclose any of the Information pursuant to law, regulation or other legal process, you will provide the Company with prompt notice, to the extent legally permissible, so that it may seek a protective order or other appropriate remedy (at its expense) and/or waive compliance with the provisions of this letter agreement. You will also, and will use your reasonable best efforts to cause your Representatives to, cooperate as reasonably requested by the Company in the Company’s efforts to obtain a protective order or other reasonable assurance that confidential treatment will be accorded to such Information.  In the event that such protective order or other remedy is not obtained, or the Company waives compliance with the provisions of this letter agreement, you will furnish only that portion of the Information which your counsel advises you is required.  In such case, prior to such disclosure, you will use reasonable best efforts to advise and consult with the Company and its counsel as to such disclosure and the nature and wording of such disclosure.

8.           Except as otherwise  provided under this letter agreement or as may be required by law or regulation, without the prior written consent of the Company, you and your Representatives will not disclose to any other person the fact that the Information has been made available to you, that discussions or negotiations are taking place concerning a possible transaction involving the Company or any of the terms, conditions or other facts with respect thereto (including the status thereof).

9.           The Company acknowledges that you (and your affiliated investment entities and portfolio companies) may invest or may be interested or involved, now or in the future, directly or indirectly, in various other businesses and activities, including businesses that may be similar to or competitive with the Company.  Nothing in this letter agreement shall limit the rights of such parties to make such investments or pursue any opportunities or grant the Company any right to participate therein.

10.           This letter agreement shall terminate on the second anniversary of the date hereof, provided (i) that no termination of this letter agreement or any provision hereof will relieve a party from liability for any prior breaches and (ii) the confidentiality  provisions contained herein shall continue to apply with respect to any Information for so long as you retain Information.

11.           This letter agreement may not be amended, and no provision hereof may be waived, without the prior written consent of the parties hereto.

12.           The Company may institute appropriate proceedings against you to enforce the rights hereunder and that money damages may not be a sufficient remedy for any violation of the terms of this Agreement and, accordingly, the Company may be entitled to seek specific performance and injunctive relief as remedies for any violation.  These remedies shall not be deemed to be the exclusive remedies for a violation of the terms of this Agreement but shall be in addition to all other remedies available to the Company and its respective affiliates at law or equity.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to the conflicts of law provisions thereof.

13.           This letter agreement sets forth the full and complete understanding between us with respect to the subject matter hereof and supersedes all prior representations and understandings, whether oral or written.

If the foregoing is acceptable to you, please so signify by signing the enclosed copy of this letter agreement and returning it to me at the above address.

Sincerely yours, C&J ENERGY SERVICES INC.

By:	/s/ Theodore R. Moore
	Name:	Theodore R. Moore
	Title:	VP – General Counsel

Accepted and agreed:

GENERAL ATLANTIC SERVICE COMPANY, LLC

By:	/s/ Matthew Nimetz
	Name:	Matthew Nimetz
	Title:	Vice President